EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Fentura Financial, Inc. on Form S-3D (File No.333-120182) and on Forms S-8 (File No. 333-118085), (File No. 333-137104) and (File No. 333-137103) of our report dated March 16, 2012, appearing in this 2011 Annual Report on Form 10-K of Fentura Financial, Inc.

/s/ Rehmann Robson, P.C.

Troy, Michigan

March 16, 2012